                                                                    Exhibit 12.1
                               Toys "R" Us, Inc.
       Computation of Historical Ratios of Earnings to Fixed Charges (a)
                       (In Thousands, Except Ratio Data)



                                  Nine Months                                   Fiscal Year Ended
                                   Ended        ----------------------------------------------------------------------------------
                                  November 2,    February 1,   February 2,   February 3, January 29,   January 30,   January 31,
                                     2002         2003 (b)        2002        2001          2000        1999           1998
                                --------------------------------------------------------------------------------------------------
Consolidated pretax
  income (loss) from
  continuing operations         $     (78,115)  $  360,824    $    90,886   $  636,856   $  439,350   $ (106,159)   $    771,851
     Share of pretax income
       of less than 50%-owned
       companies                       (5,181)     (29,597)       (28,813)     (30,925)          --           --              --
     Minority interest in
      Toysrus - Japan
      (pre initial public
      offering)                            --           --             --        1,316        9,584        5,804           5,927
     Minority interest
      in Toysrus.com                  (12,178)     (14,049)       (22,278)     (53,337)          --           --              --
     Interest                          87,264      113,873        120,955      130,037       93,304      103,921          89,576
     Interest capitalized
      during period                    (1,168)      (1,428)        (4,225)      (2,789)      (1,745)      (2,160)         (4,330)
     Amortization of debt
      issuance expense                  5,414        6,762          4,757        3,091        5,280        5,387           2,542
     Interest portion of
      rental expense                   94,790      129,935        127,238      141,863      170,625      162,825         150,638

                                --------------------------------------------------------------------------------------------------
Adjusted income from
  continuing operations         $      90,826   $  566,320    $   288,520   $  826,112   $  716,398   $  169,618    $  1,016,204
                                ==================================================================================================

Fixed Charges:
     Interest                   $      87,264   $  113,873    $   120,955   $  130,037   $   93,304   $  103,921    $     89,576
     Amortization of debt
      issuance expense                  5,414        6,762          4,757        3,091        5,280        5,387           2,542
     Interest portion
      of rental expense                94,790      129,935        127,238      141,863      170,625      162,825         150,638

                                --------------------------------------------------------------------------------------------------
Total Fixed Charges             $     187,468   $  250,570    $   252,950   $  274,991   $  269,209   $  272,133    $    242,756
                                ==================================================================================================


Ratio of Earnings
 to Fixed Charges                          -- (c)     2.26           1.14         3.00         2.66           -- (c)        4.19
                                ==================================================================================================


(a) For purpose of calculating the ratio of earnings to fixed charges, earnings were calculated by adding (i) earnings from continuing operations before minority interest and income taxes, (ii) interest expense, including the portion of rents representative of an interest factor, (iii) amortization of debt issue costs, and (iv) the amount of the company's undistributed (income) losses of less than 50%-owned companies. Fixed charges consist of interest expense, amortization of debt issue costs, and the portion of rents representative of an interest factor.

(b) Preliminary, subject to audit of financial statements for the fiscal year ended February 1, 2003.

(c) Earnings were insufficient to cover fixed charges for the nine months ended November 2, 2002 by $97 million and for the fiscal year ended January 30, 1999 by $103 million. Therefore the ratio is less than 1 to 1 and is not shown.